Exhibit 99.1

NEWS RELEASE	CONTACT:	Warren W. Heidbreder

FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: June 22, 2006	URL:	www.bandag.com

BANDAG, INCORPORATED ANNOUNCES
RESTATEMENT OF 1ST QUARTER 2006
Bandag, Inc. (NYSE: BDG and BDGA)

MUSCATINE, IOWA, June 22, 2006 –Bandag, Incorporated (NYSE:BDG and BDGA) today announced that it will restate the Company’s financial statements for the quarter ended March 31, 2006. The restatement is to correct an error that occurred during the first quarter of 2006 resulting in an understatement of inventories and an overstatement of cost of products sold in its North American business unit. Restated consolidated earnings from continuing operations were $5.7 million, or $0.29 per diluted share, for first quarter 2006, compared to previously reported earnings from continuing operations of $3.8 million, or $0.19 per diluted share, and compared to first quarter 2005 consolidated net earnings of $6.0 million, or $0.30 per diluted share. The restatement will have no effect on cash flows.

In connection with the restatement, the Audit Committee of the Company’s Board of Directors has concluded, in consultation with management, that the Company’s previously filed financial statements and other financial information for the quarter ended March 31, 2006 should no longer be relied upon.

The following table shows the changes to earnings reflected on the Company’s Unaudited Condensed Consolidated Statements of Earnings resulting from the restatement, together with results for the quarter ended March 31, 2005:

	First Quarter Ended March 31, 2006
	Previously Reported	2006 Restated	2005
Earnings before income taxes, minority
interest and discontinued operations	$6,111	$9,128	$10,032
Earnings from continuing operations	$3,778	$5,709	$5,962
Net earnings (loss)	$(12,578)	$(10,647)	$5,962
Diluted earnings (loss) per share
Earnings from continuing operations	$0.19	$0.29	$0.30
Net earnings (loss)	$(0.64)	$(0.54)	$0.30

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 - Url www.bandag.com

Today Bandag will file an amended Form 10-Q/A reflecting the restatement. The restatement is due to an inadvertent accounting error, not misconduct on the part of the Company.

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 900 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. Tire Distribution Systems, Inc., a wholly-owned subsidiary sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.